Exhibit 19
LAMAR ADVERTISING COMPANY
Policy on
Securities Trading
and
Inside Information
It is against Lamar Advertising Company policy for any person associated with Lamar Advertising Company to:
•Buy or sell Lamar Advertising Company Class A common stock or other securities (including puts and calls) when you know of material inside information about Lamar Advertising Company (“insider trading”).
•Disclose any “inside information” relating to Lamar Advertising Company to anyone outside Lamar Advertising Company unless authorized to do so by our Statement of Disclosure Policy and Practices.
It is also a criminal offense to buy or sell our securities when you know of inside information about Lamar Advertising Company or to disclose our inside information to anyone else if it is reasonably foreseeable that the person will trade in our securities. In addition to disciplinary procedures by Lamar Advertising Company for violating this policy, these actions may expose you to significant legal penalties.
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We have adopted this policy in response to the law and to protect Lamar Advertising Company. We have all worked hard to establish our reputation for integrity and ethical conduct and cannot afford to have it damaged.
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Who is covered by this policy?
This policy applies to all employees, officers and directors of Lamar Advertising Company and all consultants to Lamar Advertising Company. It also applies to family members and others living in your household who may learn inside information. You are responsible for their compliance.
What is “material inside information”?
Material inside information is information that:
•has not been disclosed publicly (“inside information”); and
•is “material;” i.e., it could be expected to affect the price of our securities or an investor’s decision about buying or selling our stock or our other securities.

Exhibit 19
Examples of “material” information are given at the end of this policy statement. Information about other companies
This policy also applies to material inside information about other companies with which Lamar Advertising Company is negotiating or does business. You may not trade in the securities of any such company if you have material inside information about it, nor may you disclose any such material inside information to others.
Consequences of violating this policy
•In view of the seriousness of this subject, Lamar Advertising Company will discipline any person who violates this policy by any appropriate means, including dismissal for cause.
•Federal law imposes civil and criminal penalties (including fines up to $5 million and jail terms up to 20 years) for insider trading or disclosing our inside information to anyone else if it is reasonably foreseeable that the person will trade in our securities (“tipping”).
•In addition, Lamar Advertising Company and any supervisor of an employee who trades with material inside information or engages in tipping may face civil and criminal penalties if we or the supervisor failed to take appropriate steps to prevent it.
Any of these consequences, and even an investigation that does not result in prosecution, can tarnish your reputation and irreparably damage you and Lamar Advertising Company.
Timing of securities transactions
If you know of material inside information about Lamar Advertising Company, you may not engage in any transaction in our securities until at least 48 hours after the information is publicly announced and you do not know of any other material inside information. If the information relates to our financial performance, you must wait until at least 48 hours after we issue our quarterly earnings release. The release of earnings will typically occur during February, May, August and November.
There is only one exception to these timing requirements. You may make transactions at any time if you do so in compliance with a plan that meets the requirements of Securities and Exchange Commission (SEC) Rule 10b5-1 and was previously approved by our General Counsel or Chief Financial Officer.
Quarterly blackout periods--applicable to directors, executive officers, and certain designated employees only
Directors, executive officers and certain employees of Lamar Advertising Company are subject to a special restriction. Directors, executive officers and employees with regular access to material non-public information, as designated by Lamar Advertising Company from time to time, may not engage in any transactions in our securities (other than acquisitions directly from Lamar Advertising Company) during “blackout periods” that cover the last day of the month ending each calendar quarter (i.e., March, June, September, and December) and the period from the end of that quarter until 48 hours after the quarterly earnings release.

Exhibit 19
The only exception to the blackout period restriction is for transactions pursuant to a Rule 10b5-1 plan established with the approval of our General Counsel.
Lamar Advertising Company reserves the right to publicly announce Rule 10b5-1 plans and purchases and sales made under those plans if we determine it advisable to do so in order to minimize adverse reaction to insider sales activity.
Pre-clearance requirement--applicable to directors and executive officers
In order to avoid inadvertent insider trading violations and to promote compliance with SEC reporting requirements, directors and executive officers may not purchase or sell any Lamar Advertising Company security without first obtaining approval for such transaction from our General Counsel or Chief Financial Officer or, in the case of the Chief Financial Officer, from our Chief Executive Officer. Purchases directly from Lamar Advertising Company are exempt from this requirement. Any such approval is effective only for the day for which it is granted. The approving officer’s decision is final. Lamar Advertising Company will not bear any losses resulting in personal accounts through the implementation of this policy.
Shares acquired from Lamar Advertising Company
These restrictions on timing of securities transactions do not apply to the acquisition of shares directly from Lamar Advertising Company itself, such as a purchase under our Employee Stock Purchase Plan or a stock option exercise. However, any sale of those shares is restricted by this policy.
There are no exceptions to this insider trading policy, even for transactions that may be necessary for independent reasons (such as the need to raise money for an emergency).
Restrictions on disclosure of material inside information
This policy prohibits disclosing material inside information relating to Lamar Advertising Company to anyone outside Lamar Advertising Company unless authorized to do so by our Disclosure Policy and Practices. Unauthorized disclosures may:
•Harm Lamar Advertising Company because they reveal our confidential, proprietary information to competitors,
•Be considered illegal “tipping” for which you may have criminal liability, or
•Violate SEC rules against selective disclosure of material inside information.
Our Disclosure Policy and Practices authorizes only certain officers to speak for Lamar Advertising Company. As stated in more detail in that policy, (1) you must refer all inquiries from the media or investors to certain authorized individuals and (2) you must review the substance of all information that will be presented at trade or investor conferences internally with company management.
Material inside information should be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone, to avoid potential interception).

Exhibit 19
Examples of “material” information
Common examples of information that is frequently regarded as material include information relating to:
•earnings or losses that are higher or lower than generally expected by the investment community
•any other qualitative or financial information relating to quarterly results
•in-progress major sales or strategic deals or the loss of such deals
•the sales “pipeline”
•hard predictions about the significance of announced strategic/operational/product initiatives
•a proposed merger or acquisition, joint venture or a sale of part of our business
•a proposed public offering of our securities
•other events regarding the Company’s securities, such as a default on senior securities, stock repurchases, stock splits, dividends, recapitalizations or sales of additional securities.
•a change in control of the Company
•a change in management
•significant new products, services or discoveries
•pending regulatory action
•impending financial or liquidity problems
•a change in auditors or withdrawal of audit reports
Other types of information may also be material; this should not be regarded as a complete list of all information that might be considered “material” information regarding Lamar Advertising Company or any other company.
Implementation of this policy
Lamar Advertising Company requires each employee to certify that s/he has read and will comply with this policy.
If you have questions about a specific transaction or situation, you may obtain additional guidance from our Chief Financial Officer.

Exhibit 19
Company Policy on Communications
It is against the law and Lamar Advertising Company policy for any person acting on behalf of Lamar Advertising Company to selectively disclose material nonpublic information to securities professionals (including, for example, buy and sell-side analysts, institutional investment managers and investment companies) or to stockholders of Lamar Advertising Company under circumstances where it is reasonably foreseeable that the stockholder may be likely to trade on the basis of such information, unless the information is simultaneously disclosed to the public generally.
Lamar Advertising Company has adopted a Statement of Disclosure Policy and Practices implementing this communications policy.